As filed with the Securities and Exchange Commission on May 29, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTUIT INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0034661
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

2700 Coast Avenue

Mountain View, California 94043

(Address of Principal Executive Offices including Zip Code)

Demandforce, Inc. 2007 Equity Incentive Plan

(Full Title of the Plan)

Laura A. Fennell, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Intuit Inc.

2700 Coast Avenue

Mountain View, California 94043

(650) 944-6000

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. Check one:

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value (issuable pursuant to assumed stock options)	281,886(2)	$2.90(4)	$817,469.40(4)	$93.68
Common Stock, $0.01 par value (issuable pursuant to assumed restricted stock units)	576,401(3)	$54.44(5)	$31,379,270.44(5)	$3,596.06
Total	858,287		$32,196,739.84	$3,689.74

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.
(2)	Represents shares issuable upon the exercise of stock options outstanding under the Demandforce, Inc. 2007 Equity Incentive Plan, as amended (the “Plan”), assumed by the Registrant on May 18, 2012 pursuant to an Agreement and Plan of Merger, by and among the Registrant, a wholly-owned subsidiary of the Registrant, Demandforce, Inc. and the shareholder representative thereunder.
(3)	Represents shares issuable pursuant to restricted stock units outstanding under the Plan assumed by the Registrant on May 18, 2012 pursuant to an Agreement and Plan of Merger, by and among the Registrant, a wholly-owned subsidiary of the Registrant, Demandforce, Inc. and the shareholder representative thereunder.
(4)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457(h) under the Securities Act based on the weighted average exercise price per share of the outstanding stock options granted pursuant to the Plan assumed by the Registrant.
(5)	Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act based on the average of the high and low prices per share of the Registrant’s common stock as reported on The Nasdaq Global Select Market on May 21, 2012, which was $54.44.

Proposed sale to take place as soon after the effective date of the registration statement as awards under the Plan are exercised.

EXPLANATORY NOTE

On April 26, 2012, Intuit Inc. (the “Registrant”), Diamond Merger Sub, Inc., a direct wholly-owned subsidiary of the Registrant (“Merger Sub”), Demandforce, Inc. (“Demandforce”) and the shareholder representative thereunder, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into Demandforce (the “Merger”). On May 18, 2012, upon the consummation of the Merger, Demandforce became a direct wholly-owned subsidiary of the Registrant. In connection with the Merger, certain options to acquire Demandforce common stock and certain restricted stock units denominated in Demandforce common stock granted under the Demandforce 2007 Equity Incentive Plan, as amended (the “Plan”), outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by the Registrant and converted on May 18, 2012 at the Effective Time, as applicable, into options to purchase shares of common stock, $0.01 par value, of the Registrant (“Registrant Common Stock”) and restricted stock units denominated in Registrant Common Stock. This Registration Statement on Form S-8 registers the aggregate number of shares of Registrant Common Stock that may be issued pursuant to such assumed options and restricted stock units.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC,” or the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Intuit Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended July 31, 2011, filed by the Registrant with the Commission on September 14, 2011 (Registration No. 000-21180);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)	The Registrant’s Registration Statement on Form 8-A (Registration No. 000-21180) filed with the Commission on February 4, 1993 pursuant to Section 12(g) of the Exchange Act, in which the terms, rights and provisions applicable to the Registrant’s Common Stock are described; and

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent of the law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Bylaws provide that:

•

the Registrant is required to indemnify its directors and officers and persons serving in such capacities in other business enterprises (including, for example, our subsidiaries) at the request of the Registrant, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary;

•	the Registrant may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by the Registrant’s Bylaws;

•

the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit);

•	the rights conferred in the Registrant’s Bylaws are not exclusive, and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees; and

•	the Registrant may not retroactively amend the Registrant’s Bylaw provisions in a way that is adverse to such directors, officers and employees.

The Registrant’s policy is to enter into indemnity agreements with each of its and its subsidiaries’ directors and executive officers. The agreements provide that the Registrant will indemnify its directors and officers under Section 145 of the Delaware General Corporation Law and the Registrant’s Bylaws. In addition, the indemnity agreements provide that the Registrant will advance expenses (including attorneys’ fees) actually and reasonably incurred by the directors and officers in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims initiated by the indemnified party and not by way of defense, except with respect to proceedings specifically authorized by the Registrant’s Board of Directors or brought to enforce a right to indemnification under the indemnity agreement, the Registrant’s Bylaws or any statute or law. Under the agreements, the Registrant is not obligated to indemnify the indemnified party:

•

for any expenses incurred by the indemnified party with respect to any proceeding instituted by the indemnified party to enforce or interpret the agreement, if a court of competent jurisdiction determines that each of the material assertions made by the indemnified party in such proceeding was not made in good faith or was frivolous;

•	for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement;

•

with respect to any proceeding brought by the Registrant against the indemnified party for willful misconduct, unless a court determines that each of such claims was not made in good faith or was frivolous;

•

on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws;

•

on account of the indemnified party’s conduct which is finally adjudged to have been knowingly fraudulent or deliberately dishonest, or to constitute willful misconduct or a knowing violation of the law; or

•	if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

The indemnification provision in the Registrant’s Bylaws, and the indemnity agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.

The indemnity agreements with the Registrant’s officers and directors require the Registrant to maintain director and officer liability insurance to the extent reasonably available. The Registrant currently maintains a director and officer liability insurance policy.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on May 29, 2012.

INTUIT INC.

By:	/s/ R. NEIL WILLIAMS
R. Neil Williams
Senior Vice President and Chief Financial Officer (Principal Financial Officer)

(Power of Attorney on Following Page)

POWER OF ATTORNEY

By signing this Form S-8 below, I hereby appoint each of Brad D. Smith and R. Neil Williams as my true and lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ BRAD D. SMITH Brad D. Smith	Chief Executive Officer, President and Director	May 29, 2012

Principal Financial Officer:

/s/ R. NEIL WILLIAMS R. Neil Williams	Senior Vice President and Chief Financial Officer	May 29, 2012

Principal Accounting Officer:

/s/ JEFFREY P. HANK Jeffrey P. Hank	Vice President, Corporate Controller	May 29, 2012

Additional Directors:

/s/ CHRISTOPHER W. BRODY Christopher W. Brody	Director	May 29, 2012

/s/ WILLIAM V. CAMPBELL William V. Campbell	Director	May 29, 2012

/s/ SCOTT D. COOK Scott D. Cook	Director	May 29, 2012

/s/ DIANE B. GREENE Diane B. Greene	Director	May 29, 2012

Edward A. Kangas	Director

/s/ SUZANNE NORA JOHNSON Suzanne Nora Johnson	Director	May 29, 2012

/s/ DENNIS D. POWELL Dennis D. Powell	Director	May 29, 2012

/s/ JEFF WEINER Jeff Weiner	Director	May 29, 2012

INDEX TO EXHIBITS

EXHIBIT

5.1	Opinion of Counsel

23.1	Consent of Counsel (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included in the signature page to this registration statement)

99.1	Demandforce, Inc. 2007 Equity Incentive Plan, as amended

99.2	Form of Stock Option Agreement under the Demandforce, Inc. 2007 Equity Incentive Plan

99.3	Form of Demandforce, Inc. 2007 Equity Incentive Plan Award Agreement for Restricted Stock Unit